EXHIBIT 2.2

                          FIRST AMENDMENT TO AGREEMENT


     This First Amendment to the Agreement (this "First Amendment") is dated August 28, 2003 by and among Olympic Resources Ltd., a Wyoming corporation ("Olympic"), WEC Acquisition, Inc., a Wyoming corporation and a wholly owned subsidiary of Olympic ("Newco"), and Whittier Energy Company, a Nevada corporation ("Whittier").

                              W I T N E S S E T H:
                               - - - - - - - - - -

     WHEREAS, this First Amendment is intended to amend and modify that certain Agreement entered into on the 8th day of July 2003 by and among Olympic, Newco and Whittier (the "Agreement");

     WHEREAS, the undersigned desire to amend the Agreement to provide that it may not be terminated on or before September 30, 2003; and

     WHEREAS, the undersigned desire to amend the Agreement to include a representation by Olympic and Newco regarding the due incorporation and valid existence of Newco.


     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Olympic, Newco, and Whittier hereby agree as follows:

     1. Unless otherwise defined herein, each capitalized term as used herein shall have the meaning as set forth for it in the Agreement.

     2. Section 1.2 of the Agreement shall be deleted in its entirety and replaced with the following:

          "1.2 Effective Time of the Merger. As promptly as practicable after the approval hereof by the shareholders of Whittier, and the execution and delivery of this Agreement by each of the parties hereto, but in no event after September 30, 2003, the parties hereto each shall cause the Merger to be consummated by filing Articles of Merger with the Secretary of State of Nevada and the Secretary of State of Wyoming in such form as required by, and executed in accordance with the relevant provisions of, Chapter 92A of the Nevada Revised Statutes and the WBCA, respectively. The Merger shall become effective at such time as both of the Secretaries of States of Nevada and Wyoming shall be issued certificates of merger with respect thereto (the "Effective Time")."

     3. Section 3.1 of the Agreement shall be deleted in its entirety and replaced with the following:

          "3.1 Corporate Organization. Each of Olympic and Newco is a corporation duly organized, validly existing, and in good standing under the laws of Wyoming and has all requisite corporate power and corporate authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or proceedings to dissolve Olympic or Newco are pending or, to the knowledge of Olympic or Newco, threatened."

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     4. Subsection (d) of Section 8.1 of the Agreement shall be deleted in its entirety and replaced with the following:

          "(d) by either Whittier or Olympic, if the Effective Time shall not have occurred on or before September 30, 2003, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (d)."

     5. Continuing Effect. Except as expressly amended in this First Amendment, the Agreement shall remain in full force and effect and be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     6. Notices. Any notice or other communication required or permitted hereunder shall be delivered and be effective in the manner set forth in the Agreement.

     7. Counterparts. This First Amendment may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

     8. Entire Agreement. This First Amendment, together with the Agreement and the Schedules, Exhibits, Annexes, and other writings referred to therein or delivered pursuant thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof as to the matters set forth herein or therein, whether such agreements are in writing or not.


                  [Remainder of Page Intentionally Left Blank]



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     IN WITNESS WHEREOF, the parties hereto have executed this First Amendment in multiple counterparts, each of which shall be deemed an original, on the date and year first above written.


                                         OLYMPIC RESOURCES, LTD.



                                         By
                                            ------------------------------------
                                             Daryl Pollock, President



                                         WEC ACQUISITION, INC.



                                         By
                                            ------------------------------------
                                             Daryl Pollock, President



                                         WHITTIER ENERGY COMPANY



                                         By
                                            ------------------------------------
                                             Bryce Rhodes, Vice President





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